Exhibit (j)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 60 to the Registration Statement on Form N-1A of Fidelity Contrafund: Fidelity Contrafund of our report dated February 10, 2004 and Fidelity Advisor New Insights Fund of our report dated February 13, 2004 on the financial statements and financial highlights included in the December 31, 2003 Annual Reports to Shareholders of the above referenced funds.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
Feburary 26, 2004